                                                                   EXHIBIT 2.1



                          Agreement and Plan of Merger

                                  By and Among

                         Applied Digital Solutions, Inc.

                             Digital Angel.Net Inc.

                                       and

                           Destron Fearing Corporation

                                 April 24, 2000



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
ARTICLE I THE MERGER..............................................................................................1
                  1.1      The Merger.............................................................................1
                  1.2      Closing................................................................................1
                  1.3      Effective Time.........................................................................1
                  1.4      Conversion of Shares...................................................................2
                  1.5      Exchange of Certificates Representing Company Common Stock.............................4
                  1.6      Adjustment of Exchange Ratio...........................................................6
                  1.7      Stock Options and Warrants.............................................................6
                  1.8      Tax Consequences.......................................................................7
                  1.9      Dissenters' Rights.....................................................................7
                  1.10     Taking of Necessary Action; Further Action.............................................7

ARTICLE II CERTAIN MATTERS RELATING TO THE SURVIVING CORPORATION..................................................8
                  2.1      Certificate of Incorporation of the Surviving Corporation..............................8
                  2.2      By-Laws of the Surviving Corporation...................................................8
                  2.3      Officers and Directors of the Surviving Corporation....................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ADS AND MERGER SUB..................................................8
                  3.1      Organization, Standing and Qualification...............................................8
                  3.2      Authorization of Agreement and Other Documents.........................................9
                  3.3      No Violation...........................................................................9
                  3.4      SEC Documents.........................................................................10
                  3.5      No Undisclosed Liabilities............................................................11
                  3.6      No Brokers............................................................................11
                  3.7      ADS Common Stock......................................................................11
                  3.8      Capitalization........................................................................12
                  3.9      Material Adverse Change...............................................................12
                  3.10     Disclosure Documents..................................................................12
                  3.11     Tax Reorganization....................................................................13
                  3.12     Compliance with Laws..................................................................13
                  3.13     Litigation............................................................................14
                  3.14     Taxes.................................................................................14
                  3.15     Affiliated Transactions...............................................................16
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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................16
                  4.1      Organization, Standing and Qualification..............................................16
                  4.2      Capitalization........................................................................17
                  4.3      Subsidiaries..........................................................................17
                  4.4      Ownership Interests...................................................................18
                  4.5      Stock Records.........................................................................18
                  4.6      Authorization of Agreement and Other Documents........................................18
                  4.7      No Violation..........................................................................18
                  4.8      Compliance with Laws..................................................................19
                  4.9      Books and Records.....................................................................20
                  4.10     SEC Documents.........................................................................20
                  4.11     Adequacy of Properties................................................................21
                  4.12     Real Estate...........................................................................23
                  4.13     Contracts.............................................................................23
                  4.14     Intellectual Property.  ..............................................................25
                  4.15     Year 2000 Compliance and Security.....................................................27
                  4.16     Distributors and Customers............................................................28
                  4.17     Insurance.............................................................................28
                  4.18     Litigation............................................................................28
                  4.19     Warranties............................................................................29
                  4.20     Products Liability....................................................................29
                  4.21     Taxes.................................................................................29
                  4.22     ERISA.................................................................................31
                  4.23     Labor Matters.........................................................................33
                  4.24     Environmental Matters.................................................................34
                  4.25     Interim Conduct of Business...........................................................36
                  4.26     Affiliated Transactions...............................................................37
                  4.27     Material Adverse Change...............................................................37
                  4.28     Inappropriate Payments................................................................37
                  4.29     Absence of Indemnifiable Claims, etc..................................................38
                  4.30     No Undisclosed Liabilities............................................................38
                  4.31     No Brokers............................................................................38
                  4.32     Tax Reorganization....................................................................38
                  4.33     Opinion of Financial Advisor..........................................................38
                  4.34     Information Supplied..................................................................38
                  4.35     No Existing Discussions...............................................................39
                  4.36     Takeover Statutes.....................................................................39
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ARTICLE V COVENANTS..............................................................................................39
                  5.1      Alternative Proposals.................................................................39
                  5.2      Interim Operations....................................................................40
                  5.3      Meetings of Stockholders..............................................................43
                  5.4      Filings; Other Action.................................................................43
                  5.5      Inspection of Records.................................................................43
                  5.6      Publicity.............................................................................44
                  5.7      Registration Statement; Proxy Statement...............................................44
                  5.8      Further Action........................................................................45
                  5.9      Affiliate Letters.....................................................................46
                  5.10     Expenses..............................................................................46
                  5.11     Tax Treatment of Merger...............................................................46
                  5.12     Indemnification of Directors and Officers.............................................46
                  5.13     Voting Agreement - Company............................................................47
                  5.14     Confidentiality.......................................................................47
                  5.15     Defense of Litigation.................................................................48
                  5.16     Actions by Merger Sub.................................................................48
                  5.17     Takeover Statutes.....................................................................48
                  5.18     NASDAQ Listing........................................................................48
                  5.19     Termination of Confidentiality and Secrecy Agreements.................................48
                  5.20     Employee Benefit Plans................................................................48
                  5.21     Issuance of Options in the Surviving Corporation......................................48
                  5.22     Section 16 Matters....................................................................49

ARTICLE VI CONDITIONS............................................................................................49
                  6.1      Conditions to Each Party's Obligation to Effect the Merger............................49
                  6.2      Conditions to Obligation of the Company to Effect the Merger..........................50
                  6.3      Conditions to Obligation of ADS and Merger Sub
                              to Effect the Merger...............................................................51

ARTICLE VII TERMINATION..........................................................................................52
                  7.1      Termination by Mutual Consent.........................................................52
                  7.2      Termination by Either ADS or the Company..............................................52
                  7.3      Termination by the Company............................................................53
                  7.4      Termination by ADS....................................................................53
                  7.5      Effect of Termination and Abandonment.................................................53
                  7.6      Extension; Waiver.....................................................................54

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ARTICLE VIII GENERAL PROVISIONS..................................................................................54
                  8.1      Nonsurvival of Representations, Warranties and Agreements.............................54
                  8.2      Notices...............................................................................54
                  8.3      Assignment, Binding Effect............................................................55
                  8.4      Entire Agreement......................................................................55
                  8.5      Amendment.............................................................................55
                  8.6      Governing Law.........................................................................56
                  8.7      Counterparts..........................................................................56
                  8.8      Headings..............................................................................56
                  8.9      Interpretation........................................................................56
                  8.10     Waivers...............................................................................56
                  8.11     Incorporation of Exhibits.............................................................56
                  8.12     Severability..........................................................................56
                  8.13     Enforcement of Agreement..............................................................56

EXHIBITS

         Exhibit A -       Form of Affiliate Letter
         Exhibit B -       Form of Voting Agreement
         Exhibit C -       Form of Employment Agreement (Geissler)
         Exhibit D -       Form of Employment Agreement (Santelli)

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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is dated as of April 24, 2000 (the "Agreement") by and among Applied Digital Solutions, Inc., a Missouri corporation ("ADS"), Digital Angel.Net Inc., a Delaware corporation and a wholly-owned subsidiary of ADS ("Merger Sub"), and Destron Fearing Corporation, a Delaware corporation (the "Company").

         WHEREAS, the Board of Directors of each of ADS and the Company have determined that a business combination between ADS and the Company merging their respective businesses is in the best interests of their respective companies and their stockholders and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

         WHEREAS, it is the intention of the parties to this Agreement that for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), Merger Sub shall be merged with and into the Company in accordance with the laws of the State of Delaware and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger, is sometimes referred to herein as the "Surviving Corporation").

         1.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Akerman, Senterfitt & Eidson, P.A., SunTrust International Center, One S.E. Third Avenue, Suite 2800, Miami, Florida 33131 on the date of the fulfillment of the last of the conditions set forth in Article VI of this Agreement (other than (i) those that are waived by the party or parties for whose benefit such conditions exist, and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date) are satisfied; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

         1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VII hereof, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be properly executed and filed in accordance with the laws of the State of Delaware


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and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified by the parties hereto as the Effective Time in the Certificate of Merger (the "Effective Time"). The Merger shall have the effects set forth in the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub.

         1.4 CONVERSION OF SHARES.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of ADS, Merger Sub, the Company or the holders of common stock, par value $.00005 per share, of Merger Sub ("Merger Sub Common Stock"), each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation;

                  (b) Subject to Section 1.5(f), at the Effective Time, by virtue of the Merger and without any action on the part of ADS, Merger Sub, the Company or the holders of Company common stock, par value $.01 per share (the "Company Common Stock"), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a fraction (herein called the "Exchange Ratio") of one share of common stock, $.001 par value, of ADS ("ADS Common Stock"). The shares of ADS Common Stock to be received as consideration pursuant hereto (together with cash in lieu of fractional shares of ADS Common Stock as specified in Section 1.5(f) below) are referred to herein as the "Merger Consideration."

                  (c)

                            (i) The Exchange Ratio shall be 0.75 in the event the Average Closing Price (as defined in Section 1.4(f)) of the ADS Common Stock is not less than $8.00 per share and not more than $16.00 per share.

                           (ii) If the Average Closing Price is more than $16.00 per share, then the Exchange Ratio shall be the quotient derived by dividing $12.00 by the Average Closing Price.

                          (iii) If the Average Closing Price is less than $8.00 per share, then the Exchange Ratio shall be the quotient derived by dividing $6.00 by the Average Closing Price.

                           (iv) If any adjustment is made to the Exchange Ratio pursuant to this Section 1.4(c), then the adjusted Exchange Ratio shall be rounded to four decimal places, rounding downward from 0.00005.

                  (d) Immediately following the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and


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each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive, without interest, the consideration set forth in this Section 1.4 (and any dividends or other distributions payable with respect thereto pursuant to Section 1.5(d)) and cash in lieu of fractional shares of ADS Common Stock in accordance with Section 1.5 of this Agreement upon the surrender of a certificate representing such shares of Company Common Stock in accordance with the provisions of this Article I.

                  (e) Each share of Company Common Stock held by the Company as treasury stock or owned by ADS or any Subsidiary (as defined in Section 1.4(f) of this Agreement) of ADS immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

                  (f) For purposes of this Agreement, (i) the term "Average Closing Price" shall mean the average of the per share last daily closing price of ADS Common Stock as quoted on The Nasdaq National Market ("NASDAQ") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the twenty (20) consecutive Trading Days which precede the fifth trading day immediately preceding the Closing Date; (ii) the term "Trading Day" shall mean any day on which the NASDAQ is open for trading;
(iii) the word "Subsidiary," when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; or (B) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person; and (iv) the word "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing.


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         1.5 EXCHANGE OF CERTIFICATES REPRESENTING COMPANY COMMON STOCK.

                  (a) Florida Atlantic Stock Transfer, Inc. (or such other exchange agent selected by ADS and reasonably acceptable to the Company) shall act as exchange agent (the "Exchange Agent") in the Merger.

                  (b) As of the Effective Time and, in any event, no later than five (5) Trading Days after the Effective Time, ADS shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article I, certificates representing the shares of ADS Common Stock issuable pursuant to
Section 1.4 in exchange for certificates formerly representing shares of Company Common Stock outstanding immediately prior to the Effective Time and a sufficient amount of cash to satisfy the cash payments to be made by ADS to certain holders of Company Common Stock pursuant to Section 1.5(f) hereof.

                  (c) Promptly after the Effective Time, ADS shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Certificates") whose shares were converted into the right to receive ADS Common Stock Common Stock pursuant to Section 1.4 (i) a notice of effectiveness of the Merger; (ii) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and shall have such other provisions as ADS and the Company may reasonably specify; and (iii) instructions for use in effecting the surrender of such Certificates in exchange for the consideration to be received by such holder pursuant to Sections 1.4 and 1.5 hereof. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, ADS shall cause to be delivered to the person in whose name such Certificate shall have been issued, or to such person as such person shall direct in writing in the letter of transmittal, (A) a certificate representing that number of whole shares of ADS Common Stock into which the shares previously represented by the surrender of Certificates shall have been converted into the right to receive at the Effective Time pursuant to Section 1.4; and (B) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Section 1.5, in each case, after giving effect to any required withholding tax, and the shares of Company Common Stock represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash paid in lieu of fractional shares and unpaid dividends and distributions, if any, to holders of shares of Company Common Stock who receive shares of ADS Common Stock pursuant to Section 1.4 hereof. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the consideration to be paid to such holder of Company Common Stock pursuant to Sections 1.4 and 1.5 hereof may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to ADS, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or, alternatively, payments of such transfer tax to the Exchange Agent. Until so surrendered, each Certificate that, at the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes (except


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to the extent provided in Section 1.5(d) below), to evidence the consideration to be received by the holders of Company Common Stock pursuant to Sections 1.4 and 1.5 hereof.

                  (d) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on ADS Common Stock shall be paid with respect to any shares of Company Common Stock entitled to be converted into shares of ADS Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of ADS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of ADS Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ADS Common Stock, less the amount of any withholding taxes which may be required thereon.

                  (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to ADS or the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this
Article I deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.5. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until ADS has received an Affiliate Letter (as defined herein) from such person as provided in Section 5.9.

                  (f) No fractional shares of ADS Common Stock shall be issued upon surrender for exchange of Certificates for Company Common Stock. In lieu of the issuance of any fractional share of ADS Common Stock pursuant to Section 1.4, cash adjustments will be paid to holders in respect of any fractional share of ADS Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Closing Price of a share of ADS Common Stock.

                  (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, ADS will issue in exchange for such lost, stolen or destroyed Certificate, the consideration to be received by the holder of such Certificate pursuant to Sections 1.4 and 1.5 hereof.

                  (h) Any portion of the property delivered to the Exchange Agent in accordance with Section 1.5(b) that remains unclaimed two years after the Effective Time shall be delivered to ADS. Any holder of a Certificate who has not theretofore surrendered such Certificate for exchange


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



pursuant to this Section 1.5 shall thereafter look only to ADS for payment of the consideration deliverable in respect of such Certificate determined pursuant to this Agreement, without any interest thereon. Payment or delivery of any shares of ADS Common Stock, any cash in lieu of fractional shares of ADS Common Stock and any dividends, or distributions with respect to ADS Common Stock shall be subject to applicable abandoned property, escheat and similar laws, and none of ADS, Merger Sub, the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

         1.6 ADJUSTMENT OF EXCHANGE RATIO. Excluding the increase in the number of authorized shares of ADS Common Stock contemplated by Section 6.1(g) hereof, if subsequent to the date of this Agreement but prior to the Effective Time, the ADS Common Stock is recapitalized or reclassified or ADS shall effect any stock split, reverse stock split or stock dividend of ADS Common Stock, then the Exchange Ratio and the Average Closing Price shall be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property which the holders of such shares of ADS Common Stock would have been entitled to receive had such shares been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.

         1.7 STOCK OPTIONS AND WARRANTS. All options and warrants to acquire Company Common Stock (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the Company's 1992 Incentive Stock Option Plan, the Company's 1992 Non-Employee Directors Stock Option Plan, the Company's 1992 Consultant Stock Option Plan or otherwise (the "Company Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such Company Options, by virtue of the Merger and without any further action on the part of the Company or the holder of such Company Options, shall be assumed by ADS in such manner that ADS (a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code; or (b) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were
Section 424 applicable to such option. Each Company Option assumed by ADS shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (x) the unexercised portion of each such Company Option shall be exercisable for that whole number of shares of ADS Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio; and (y) the option exercise price per share of ADS Common Stock shall be an amount equal to the option exercise price per share of Company Common Stock subject to such Company Option in effect at the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent). No payment shall be made for fractional interests. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged unless modified by or as a result of the transaction contemplated by this Agreement (including, without limitation, to the extent that all outstanding Company Options shall become vested and exercisable at the Effective Time). As soon


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



as practicable after the Effective Time, ADS shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to such Company Options, as amended by this Section 1.7 as well as notice of ADS's assumption of the Company's obligations with respect thereto (which occurs by virtue of this Agreement). ADS shall take all corporate actions necessary to reserve for issuance such number of shares of ADS Common Stock as will be necessary to satisfy exercises in full of all Company Options after the Effective Time.

         1.8 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations promulgated under the Code.

         1.9 DISSENTERS' RIGHTS. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Company stockholder who has not approved of the Merger by written consent or by vote at the Company Stockholder Meeting (as defined in Section 3.10) and, with respect to which, appraisal rights shall have been duly demanded and perfected in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive ADS Common Stock in accordance with Section
1.4 hereof , or any cash in lieu of fractional shares of ADS Common Stock and any dividends or distributions with respect to ADS Common Stock in accordance with Sections 1.5(d) and 1.5(f) hereof. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefor from ADS in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish its entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn its demand for appraisal of such Dissenting Shares or lost its right to appraisal and payment for its Dissenting Shares under Section 262 of the DGCL, or (iii) if neither any holder of Dissenting Shares nor ADS shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in
Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Dissenting Shares, and each such Dissenting Share shall be treated as if such Share had been converted, as of the Effective Time, into a right to receive, subject to the provisions of Sections 1.4 and 1.5 hereof, the Merger Consideration with respect thereto, without interest thereon.

         1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of the Company, ADS and Merger Sub will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible in accordance with this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is lawful and consistent with this Agreement.


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



                                   ARTICLE II

                           CERTAIN MATTERS RELATING TO
                            THE SURVIVING CORPORATION

         2.1 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law.

         2.2 BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms of such By-Laws and pursuant to applicable law and the Certificate of Incorporation of the Surviving Corporation.

         2.3 OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time, and shall hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF ADS AND MERGER SUB

         ADS and Merger Sub represent and warrant to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure statement delivered by ADS and Merger Sub to the Company concurrently herewith and identified as the "ADS Disclosure Statement." All exceptions noted in the ADS Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers; provided, however, that for purposes of this Agreement and the ADS Disclosure Statement, any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules.

         3.1 ORGANIZATION, STANDING AND QUALIFICATION. Each of ADS, Merger Sub and each of the Subsidiaries of ADS other than Merger Sub (each such Subsidiary singularly "ADS Subsidiary" or collectively "ADS Subsidiaries") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate its respective properties and assets, and to carry on its respective businesses as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not have an ADS Material Adverse Effect (as defined herein) and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its respective businesses requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not have an ADS Material

Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its respective properties or the conduct of its respective businesses, except where the failure to have obtained such licenses, permits, franchises or authorizations would not have an ADS Material Adverse Effect. A complete and correct copy of ADS's and Merger Sub's Articles or Certificate of Incorporation and By-Laws, each as amended to date, has been previously furnished to the Company or have been made available for the Company's review and are in full force and effect. None of ADS, Merger Sub or any ADS Subsidiary is in violation of any provision of its Articles or Certificate of Incorporation or By-Laws. For purposes of this Agreement, a "Material Adverse Effect" when used with respect to any entity means (a) a material adverse effect on the business, results of operations, financial condition or prospects of such entity and its Subsidiaries, taken as a whole, or (b) a material impairment in the ability of such entity or its Subsidiaries to perform any of their obligations under this Agreement or to consummate the Merger.

         3.2 AUTHORIZATION OF AGREEMENT AND OTHER DOCUMENTS. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which ADS or Merger Sub is a party (collectively, the "ADS Ancillary Documents"), have been duly authorized by the Board of Directors of ADS and Merger Sub, and no other proceedings on the part of ADS or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or any ADS Ancillary Document, except the approval of the Merger by the stockholders of ADS, as provided in Section 5.3 of this Agreement, and the increase in the number of shares of authorized ADS Common Stock contemplated by
Section 6.1(g) hereof. This Agreement is, and, as of the Closing Date, each of the ADS Ancillary Documents will be, a valid and binding obligation of ADS and/or Merger Sub, as the case may be, enforceable against ADS and/or Merger Sub, as the case may be, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to receipt of approval of the Merger by the ADS stockholders.

         3.3 NO VIOLATION. Neither the execution and delivery by ADS and Merger Sub of this Agreement or the ADS Ancillary Documents, nor the consummation by ADS and Merger Sub of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) assuming approval of the Merger by the stockholders of ADS, conflict with or result in a breach of any provisions of the Articles or Certificate of Incorporation or By-Laws of ADS or Merger Sub; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the ADS stock option plans, or any grant or award made under any of the foregoing; (c) subject to obtaining the consents set forth in the ADS Disclosure Statement, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of ADS, Merger Sub or any of the ADS Subsidiaries, other than as disclosed in the ADS Disclosure Statement, under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which ADS, Merger Sub or any of the ADS Subsidiaries is a party, or by which ADS, Merger Sub or any of the ADS Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have an ADS Material Adverse Effect; (d) assuming the Merger is so approved by stockholders of ADS, and assuming all required consents and approvals are obtained and all applicable filings are made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to ADS or Merger Sub, except for any of the foregoing matters which would not have an ADS Material Adverse Effect; or (e) other than the filings provided for in Sections
1.3 and 5.7, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have an ADS Material Adverse Effect.

         3.4 SEC DOCUMENTS. ADS has delivered or made available to the Company each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since December 31, 1996, which reports constitute all of the documents (other than preliminary material) required to be filed by ADS with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "ADS Reports"). As of their respective dates, each of the ADS Reports complied and, in the case of filings after the date hereof, will comply as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the ADS Reports contained, as of the date they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. ADS has filed with the SEC all reports required to be filed under Sections 13, 14 and 15(d) of the Exchange Act since December 31, 1996. Each of the consolidated balance sheets of ADS included in or incorporated by reference into the ADS Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of ADS and the ADS Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of ADS included in or incorporated by reference into the ADS Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of ADS and the ADS Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). Except as and to the extent reflected or reserved against in the financial statements included in the ADS's Annual Report on Form 10-K for the year ended December 31, 1999 (the "ADS Form 10-K") or as disclosed herein or in the ADS Disclosure Statement, neither ADS nor any of the ADS Subsidiaries had as of such date any liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), which was material to the business, assets, results of operations or financial conditions of ADS and the ADS Subsidiaries taken as a whole. Except as set forth in the ADS Disclosure Statement, since December 31, 1999, neither ADS nor any of the ADS Subsidiaries has incurred any liability or obligation of any kind which, in any case or in the aggregate, is material to the business, assets, results of operations or financial condition of ADS and the ADS Subsidiaries taken as a whole, except in the ordinary course of business. There are no extraordinary or material non-recurring items of income or expense during the periods covered by such financial statements, and the consolidated balance sheets of ADS included or incorporated therein do not reflect any write-up or revaluation increasing the book value of any assets, except in either case as specifically disclosed in the notes thereto. The financial statements of ADS, including the notes thereto, included in or incorporated by reference into the ADS Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except as may be indicated in the notes thereto). Since December 31, 1996, there has been no change in ADS's accounting methods or principles that would be required to be disclosed in ADS financial statements in accordance with GAAP, except as described in the notes to such ADS financial statements.

         3.5 NO UNDISCLOSED LIABILITIES. There are no material liabilities or obligations of any nature (whether accrued, absolute or contingent) of ADS or the ADS Subsidiaries other than (i) liabilities disclosed or provided for in the most recent financial statements contained in the ADS Reports; (ii) liabilities which, individually or in the aggregate, are not material to ADS or the ADS Subsidiaries; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the ADS Disclosure Statement; and (iv) liabilities incurred since December 31, 1999 in the ordinary course of business and consistent with past practices.

         3.6 NO BROKERS. Except as set forth on the ADS Disclosure Statement, ADS has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or ADS, Merger Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         3.7 ADS COMMON STOCK. Subject to obtaining the approval of the stockholders of ADS of (i) the increase in the number of shares of authorized ADS Common Stock contemplated by Section 6.1(g) hereof, and (ii) the issuance of ADS Common Stock in connection with the Merger and this Agreement, the issuance and delivery by ADS of shares of ADS Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of ADS. The shares of ADS Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights.

         3.8 CAPITALIZATION

                  (a) The total authorized capital stock of ADS consists of (i) 80,000,000 shares of ADS Common Stock, $.001 par value per share, 50,398,739 shares of which are issued and outstanding as of April 15, 2000, and 2,856,193 of which are held by ADS in its treasury, and (ii) 5,000,000 shares of ADS Preferred Stock, $10.00 par value per share, one (1) share of which is designated as the ADS Class B Voting Preferred Stock and is issued and outstanding as of April 15, 2000. The authorized capital stock of Merger Sub consists of 50,000,000 shares of common stock, $.00005 par value per share, 20,000,000 shares of which, as of the date hereof, are issued and outstanding and are held by ADS. There are no shares of capital stock of ADS or Merger Sub of any other class authorized, issued or outstanding.

                  (b) Except as set forth in the ADS Disclosure Statement, there are currently no outstanding, and as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of ADS, Merger Sub or any of the ADS Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to capital stock of ADS, Merger Sub or any of the ADS Subsidiaries or securities convertible into or exchangeable for capital stock of ADS or any of the ADS Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of ADS or any of the ADS Subsidiaries.

         3.9 MATERIAL ADVERSE CHANGE. Since December 31, 1999 to the date of this Agreement, ADS, Merger Sub and the ADS Subsidiaries, taken as a whole, have not suffered any change in their businesses, operations, assets, liabilities, financial condition or prospects which had or would reasonably have an ADS Material Adverse Effect; provided, that an ADS Material Adverse Effect will not be deemed to have occurred solely as a result of fluctuations in the trading price of the ADS Common Stock.

         3.10 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by ADS or any of its affiliates, directors, officers, employees, agents or representatives, in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Form S-4 (as defined in Section 5.7 of this Agreement) or any amendment or supplement thereto, (ii) the proxy statement to be mailed to Company's stockholders (the "Company Proxy Statement") in connection with the meeting of Company's stockholders called to consider and vote upon the approval of the Merger (the "Company Stockholder Meeting") or any amendment or supplement thereto, (iii) the proxy statement to be mailed to ADS's stockholders (the "ADS Proxy Statement") in connection with the meeting of ADS's stockholders called to consider and vote upon the approval of the Merger (the "ADS Stockholder Meeting"), or (iv) any other documents filed or to be filed by ADS with the SEC or any other Governmental Authority (as defined in Section 3.12(f) hereof) in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Form S-4 or any amendment or supplement thereto, when the same becomes effective, at the date of Company Stockholder Meeting and at the Effective Time, and, in the case of the ADS Proxy Statement or any amendment or supplement thereto, at the time of mailing to ADS stockholders or at the time of the ADS Stockholder Meeting, and in the case of the Company Proxy Statement, or any amendment or supplement thereto, at the time of the

Company Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Stockholder Meeting. The Form S-4 will comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the respective rules and regulations under any such Act (except that no representation is made as to the form of the Company Proxy Statement to be included as the prospectus therein).

         3.11 TAX REORGANIZATION. Neither ADS nor any of the ADS Subsidiaries has taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

         3.12 COMPLIANCE WITH LAWS.

                  (a) ADS, Merger Sub and each of the ADS Subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals, authorizations, certificates, filings, franchises, notices and rights of all Governmental Authorities necessary for each of them to own, lease or operate its properties and assets and for the lawful conduct of its business (the "Permits"), except where the failure to hold such Permits would not have an ADS Material Adverse Effect. None of such Permits is or will be materially impaired by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) ADS, Merger Sub and each of the ADS Subsidiaries are in compliance with the terms of its Permits in all material respects.

                  (c) ADS, Merger Sub and each of the ADS Subsidiaries are in compliance with all statutes, laws, ordinances, orders, rules, or regulations of any Governmental Authority (including, but not limited to, those related to occupational health and safety, or employment and employment practices) that are applicable to ADS, Merger Sub or any of the ADS Subsidiaries or that affect or relate to this Agreement or the transactions contemplated hereby, except for any noncompliance that would not have an ADS Material Adverse Effect.

                  (d) As of the date of this Agreement, and as of the Closing, no investigation, review, inquiry or proceeding by any Governmental Authority with respect to ADS, Merger Sub or any of the ADS Subsidiaries is, to the knowledge of ADS, pending or threatened which, if determined unfavorably, would have an ADS Material Adverse Effect.

                  (e) Neither ADS nor Merger Sub nor any of the ADS Subsidiaries are subject to any agreement, contract, judgment, order or decree with any Governmental Authority arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to ADS, Merger Sub or any of the ADS Subsidiaries.

                  (f) For the purposes of this Agreement, "Governmental Authority" shall mean any nation, or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory, or administrative functions or pertaining to government.

         3.13 LITIGATION. Except as set forth in the ADS Reports filed with the SEC prior to the date hereof or as set forth in the ADS Disclosure Statement,
(i) there is no litigation or proceeding including, without limitation, any arbitration proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to ADS's knowledge, threatened against ADS, Merger Sub or any of the ADS Subsidiaries which, if adversely determined, is reasonably likely to have, either individually or in the aggregate, an ADS Material Adverse Effect; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to ADS, the Merger Sub or any of the ADS Subsidiaries having, or which is reasonably likely to have, either individually or in the aggregate, an ADS Material Adverse Effect; and (iii) to the knowledge of ADS, there is no action, suit, proceeding or investigation pending or threatened against ADS, the Merger Sub or any of the ADS Subsidiaries which seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type referred to in Section 6.1(c) has been entered or issued.

         3.14 TAXES.

                  (a) As used in this Agreement, (i) the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

                  (b) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by ADS or any of the ADS Subsidiaries on or before the date hereof and will be properly completed and filed on a timely basis and in correct form all Returns required to be filed by ADS or any of the ADS Subsidiaries with respect to any period ending with or before, or including the period prior to, the Effective Time. The foregoing Returns are, or will be, correct, and complete in all material respects. Except as set forth in the ADS Disclosure Statement, an extension of time within which to file any Return which has not been filed has not been requested or granted.

                  (c) With respect to all amounts in respect of Taxes imposed upon ADS or any of the ADS Subsidiaries, or for which ADS or any of the ADS Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Effective Time, (i) all applicable tax laws and agreements have been, or will be, complied with in all material respects, and (ii) all amounts required to be paid and reported by ADS or the ADS Subsidiaries, to taxing authorities or others, on or before the Effective Time, have been, or will be, paid and any Taxes accrued but not due and payable as of the Effective Time have been accrued or otherwise reserved for in financial statements contained in the most recent ADS Report or will be reserved for in the financial statements to be prepared with respect to the period beginning after the period covered by the most recent ADS Report and ending with or before, or including the period prior to, the Effective Time. No Taxes have been (or will prior to the Closing Date be) recorded by ADS or any of the ADS Subsidiaries other than in the ordinary course of business. There are no Liens filed against any asset of ADS or any of the ADS Subsidiaries resulting from the failure to pay any Tax when due.

                  (d) No material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by ADS or any of the ADS Subsidiaries (or with respect to any Return which a taxing authority has asserted should have been filed by ADS or any of the ADS Subsidiaries) which waivers are still in effect. The ADS Disclosure Statement sets forth, for the past seven years, the years for which examinations or audits of Florida and Missouri state taxes and federal income tax returns have been completed, those years for which examinations or audits are presently being conducted, and those years for which such returns will be required but are not yet due to be filed and have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the ADS Report, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements contained in the most recent ADS Report. Neither ADS nor any ADS Subsidiary has entered into any closing agreement with the Internal Revenue Service under
Section 7121 of the Code or with any state taxing authority under a similar state tax law provision. No consent under Section 341(f) of the Code has been filed with respect to ADS or any ADS Subsidiary. Neither ADS nor any ADS Subsidiary has agreed to, or is required to make, any adjustment under Section 481(a) of the Code.

                  (e) The unpaid Taxes of ADS or any of the ADS Subsidiaries do not materially exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the financial statements included in the most recent ADS Report, as adjusted for the passage of time through the Closing. ADS and ADS Subsidiaries will not be liable for any material amount of penalties or interest with respect to Taxes reported or required to have been reported on any Returns which have been filed or were required to have been filed through the Closing.

                  (f) Neither ADS nor any of the ADS Subsidiaries is or at any time has been a party to or bound by (nor will ADS or any of the ADS Subsidiaries become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.

                  (g) All material elections with respect to Taxes affecting ADS or any of the ADS Subsidiaries that are currently effective as of the date hereof that are not reflected in ADS's Returns are set forth in the ADS Disclosure Statement.

                  (h) There are no challenges on appeals pending regarding the amount of Taxes on, or the addressed valuation of, the real estate owned or leased by ADS or any of the ADS Subsidiaries, and no special arrangements or agreements exist with any governmental authority with respect thereto (provided, that the representations and warranties contained in this Section 3.14(h) shall not be deemed to be breached by any prospective general increase in real estate taxes.)

                  (i) There is no assessment for Taxes (in addition to the normal, annual general real estate tax assessment) pending against ADS or any of the ADS Subsidiaries, or to ADS's knowledge, threatened with respect to any portion of the real estate owned by ADS or any of the ADS Subsidiaries, or to the extent ADS or any of the ADS Subsidiaries is liable for payment of the real estate leased by them.

         3.15 AFFILIATED TRANSACTIONS. Except as disclosed in any ADS Report filed with the SEC prior to the date of this Agreement or as set forth in the ADS Disclosure Statement, since December 31, 1999, neither ADS nor any of the ADS Subsidiaries has been a party to any transactions (other than employee compensation and other ordinary incidents of employment) with an "ADS Related Party," For purposes of this Agreement, the term "ADS Related Party" shall mean: any present officer or director, 10% stockholder (including any officers or directors thereof) or present affiliate of ADS or any of the ADS Subsidiaries, any present or former known spouse of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to ADS and Merger Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by the Company to ADS and Merger Sub concurrently herewith and identified as the "Disclosure Statement." All exceptions noted in the Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers; provided, however, that for purposes of this Agreement and the Disclosure Statement, any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules.

         4.1 ORGANIZATION, STANDING AND QUALIFICATION. The Company and each of its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation;
(ii) has all requisite power and authority to own or lease, and operate its respective properties and assets, and to carry on its respective businesses as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect, and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its respective businesses requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not have a Company Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its respective properties or the conduct of its respective businesses, except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Company Material Adverse Effect. A complete and correct copy of the Company's and each of its Subsidiaries' Articles or Certificate of Incorporation and Bylaws (or equivalent organizational documents), each as amended to date, has been previously furnished to ADS and are in full force and effect. None of Company or any of its Subsidiaries is in violation of any provision of its Articles or Certificate of Incorporation and Bylaws (or equivalent organizational documents).

         4.2 CAPITALIZATION.

                  (a) The total authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, par value $0.01 per share, 13,640,772 shares of which are issued and outstanding as of April 15, 2000 and no such shares are held by the Company in its treasury; and (ii) no shares of preferred stock. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.

                  (b) Each share outstanding of Company Common Stock is duly authorized and validly issued, fully paid and nonassessable and free of preemptive and similar rights.

                  (c) Except as set forth in the Disclosure Statement, there are currently no outstanding, and, except as permitted pursuant to Section 5.2, as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries,
(ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, or
(iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company or any of its Subsidiaries is a party or is bound relating to the issuance of any capital stock of the Company or any of its Subsidiaries. The Disclosure Statement identifies, as of the date hereof, the option holder, the number of shares subject to each option, the exercise price, the vesting schedule and the expiration date of each outstanding option to purchase capital stock of the Company or any of its Subsidiaries.

         4.3 SUBSIDIARIES. The Company owns directly or indirectly each of the outstanding shares of capital stock of (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to) each of the Company's Subsidiaries indicated in the Disclosure Statement as being owned by the Company. Each of the outstanding shares of capital stock owned by the Company of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all Liens (as defined below), other than Liens imposed by local law which are not material. The following information for each Subsidiary of the Company is listed in the Disclosure Statement, if applicable: (a) its name and jurisdiction of incorporation or organization, and (b) the location of its principal executive office. "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

         4.4 OWNERSHIP INTERESTS. Except for the interests in the Company's Subsidiaries, neither the Company nor any of its Subsidiaries owns any direct or indirect interest in any corporation, joint venture, limited liability company, partnership, association or other entity. Since December 31, 1999, the Company has not (i) disposed of the capital stock (other than Company Common Stock) or all or substantially all of the assets of any ongoing business, or (ii) purchased the business and/or all or substantially all of the assets of another person, firm or corporation (whether by purchase of stock, assets, merger or otherwise).

         4.5 STOCK RECORDS. Except as set forth on the Disclosure Statement, a complete and correct copy of all stock records, and all corporate minute books and records of the Company and each of its Subsidiaries, have been furnished or made available by the Company to ADS for inspection to the extent requested by ADS. The corporate minute books and records of the Company and its Subsidiaries contain true and complete copies of all resolutions adopted by the stockholders or the Board of Directors of the Company and its Subsidiaries and any other action formally taken by them respectively as such since September 8, 1993. The Company has provided to ADS a copy of its stock ledger as of a recent practicable date certified by the Company's transfer agent.

         4.6 AUTHORIZATION OF AGREEMENT AND OTHER DOCUMENTS. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which the Company is a party (collectively, the "Ancillary Documents"), have been duly authorized by the Board of Directors of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Document, except the approval of the Merger by the stockholders of the Company as provided in Section 5.3. This Agreement is, and, as of the Closing Date, each of the Ancillary Documents will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to the receipt of approval of the Merger by the Company's stockholders.

         4.7 NO VIOLATION. Neither the execution and delivery of this Agreement or the Ancillary Documents by the Company, nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) assuming approval of the Merger by the Company's stockholders, conflict with or result in a breach of any provisions of the Articles or Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Company or any of its Subsidiaries;
(b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or except as otherwise provided in any of the individual option agreements under the Company Stock Option Plans, accelerate vesting under, any of the Company Stock Option Plans, or any grant or award made under any of the foregoing; (c) subject to obtaining the consents set forth in the Disclosure Statement, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or any of its Subsidiaries other than as disclosed in the Disclosure Statement, under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Company Material Adverse Effect; (d) assuming the Merger is so approved by the Company's stockholders, and assuming all required consents and approvals are obtained and all applicable filings are made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except for any of the foregoing matters which would not have a Company Material Adverse Effect; or (e) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.

         4.8 COMPLIANCE WITH LAWS.

                  (a) Except as set forth in the Disclosure Statement, the Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals, authorizations, certificates, filings, franchises, notices and rights of all Governmental Authorities necessary for each of them to own, lease or operate its properties and assets and for the lawful conduct of its business (the "Permits"). Except as set forth in the Disclosure Statement, none of such Permits is or will be impaired by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) The Company and its Subsidiaries are in compliance with the terms of its Permits in all material respects.

                  (c) The Company and its Subsidiaries are in compliance with all statutes, laws, ordinances, orders, rules, or regulations of any Governmental Authority (including, but not limited to, those related to occupational health and safety, or employment and employment practices) that are applicable to the Company or any of its Subsidiaries or that affect or relate to this Agreement or the transactions contemplated hereby, except for any non-compliance that would not have a Company Material Adverse Effect.

                  (d) Except as set forth on the Disclosure Statement, as of the date of this Agreement, and as of the Closing, no investigation, review, inquiry or proceeding by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

                  (e) Neither the Company nor any of its Subsidiaries is subject to any agreement, contract, judgment, order or decree with any Governmental Authority arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to the Company or any of its Subsidiaries.

                  (f) The Company and each its Subsidiaries are in substantial compliance with all Federal, foreign and state laws applicable to the manufacture, processing, packing, testing and sale of its products to the extent such laws are applicable to them and all rules and regulations of the U.S. Food and Drug Administration ("FDA"), the U.S. Department of Agriculture (the "USDA"), the U.S. Federal Communications Commission ("FCC") and the U.S. Environmental Protection Agency ("EPA") to the extent such rules and regulations are applicable to them.

                  (g) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA, USDA, FCC or EPA has commenced, or threatened to initiate, any judicial action against the Company or any of its Subsidiaries or to withdraw its approval or request the recall of any product of or commenced or threatened to initiate any action to enjoin production at any facility owned or used by the Company or any of its Subsidiaries or any other facility at which any of products of the Company or any of its Subsidiaries are manufactured, processed, packaged, labeled, stored, distributed, tested or otherwise handled.

                  (h) The Company has made available to ADS copies of any and all material reports of inspection observations, establishment inspection reports, warning letters and any other material documents received from or issued by the FDA, USDA or EPA that indicate or suggest a lack of material compliance with the FDA, USDA or EPA regulatory requirements by the Company or any of its Subsidiaries.

         4.9 BOOKS AND RECORDS. The Company's and its Subsidiaries' books, accounts and records are, and have been, maintained in the Company's and its Subsidiaries usual, regular and ordinary manner, in accordance with GAAP, and all transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.

         4.10 SEC DOCUMENTS. The Company has delivered or made available to ADS each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since September 30, 1996, which reports constitute all of the documents (other than preliminary material) required to be filed by the Company with the SEC since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, each of the Company Reports complied and, in the case of filings after the date hereof, will comply as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the Company Reports contained, as of the date they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has filed with the SEC all reports required to be filed under Sections 13, 14 and 15(d) of the Exchange Act since September 30, 1996. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). There are no extraordinary or non-recurring items of income or expense during the periods covered by such financial statements and the consolidated balance sheets of the Company included or incorporated therein do not reflect any write-up or revaluation increasing the book value of any assets, except in either case as specifically disclosed in the notes thereto. Except as and to the extent reflected or reserved against in the financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 (the "Company Form 10-Q") or as disclosed therein or in the Disclosure Statement, neither the Company nor any of its Subsidiaries had as of such date any liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), which was material to the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole. Except as set forth in the Disclosure Statement, since December 31, 1999, neither the Company nor any Company Subsidiary has incurred any liability or obligation of any kind which, in any case or in the aggregate, is material to the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except in the ordinary course of business. The financial statements of the Company, including the notes thereto, included in or incorporated by reference into the Company Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto). Since September 30, 1996, there has been no change in the Company's accounting methods or principles that would be required to be disclosed in the Company's financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

         4.11 ADEQUACY OF PROPERTIES.

                  (a) The properties and assets owned or leased by the Company and its Subsidiaries (including, without limitation, the Real Property and Leased Premises) are suitable and adequate for the conduct of their respective businesses and operations and, except as otherwise disclosed in the Company Reports filed with the Commission prior to the date hereof, the Company and its Subsidiaries have good and marketable title to or valid leasehold or other contractual interests in such properties and assets, free and clear of all Liens other than Permitted Encumbrances.

                  (b) All trade receivables and notes receivables which are reflected in the financial statements contained in the Company Reports or which arose subsequent to December 31, 1999, whether billed or unbilled, (i) arose out of bona fide, arm's-length transactions for the sale of goods or performance of services (ii) are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts, which reserves are adequate in accordance with GAAP, and (iii) are subject to no disputes regarding the collectability of any such trade receivables that would reasonably be expected to have a Company Material Adverse Effect.

                  (c) All inventory of the Company or any of its Subsidiaries which is held for sale or resale, materials and supplies (collectively, "Inventory"), consists of items of a quantity and quality historically useable and/or saleable in the normal course of their respective businesses. Since December 31, 1999, there has not been a material change in the level of the Inventory. All Inventory is located at the Real Estate (as defined herein) or at the Leased Premises (as defined herein).

                  (d) Set forth in the Disclosure Statement is a list and description of each item of real or tangible personal property owned by the Company or any of its Subsidiaries which has a net book value in excess of $10,000. The Disclosure Statement lists all properties and assets used by the Company or any of its Subsidiaries in connection with the operation of their respective businesses which are held under any lease or under any conditional sale or other title retention agreement to the extent the Company's or its Subsidiaries' remaining obligations under any such lease or agreement exceed $5,000 and such remaining obligations extend for one year or more from the date hereof.

                  (e) For purposes of this Agreement, the term "Permitted Encumbrances" shall mean the following Liens with respect to the properties and assets of the Company or any of its Subsidiaries: (A) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (B) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (C) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and (D) purchase money security interests or Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, provided that the security interests permitted under clause (D) shall not exceed $20,000 at any time outstanding and shall be listed on the Company Disclosure Statement.

         4.12 REAL ESTATE.

                  (a) Neither the Company nor any of its Subsidiaries owns any real estate, or has the option to acquire any real estate, other than the premises identified in the Disclosure Statement (the "Real Estate"). The Disclosure Statement accurately sets forth the street addresses of the Real Estate. The Real Estate is not subject to any leases or tenancies. None of the improvements comprising the Real Estate or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon are in material violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code, ordinance or public utility easement or any other applicable law. No material expenditures are required to be made for the repair or maintenance of any improvements on the Real Estate or for the Real Estate to be used for its intended purposes.

                  (b) Neither the Company nor any of its Subsidiaries leases or licenses any real estate other than the premises identified in the Disclosure Statement as being so leased or licensed (the "Leased Premises"). The Leased Premises are leased to the Company or its Subsidiaries pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been provided to ADS or its counsel. None of the improvements comprising the Leased Premises, or the businesses conducted by the Company or its Subsidiaries thereon, are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law. No expenditures are required to be made for the repair or maintenance of any improvements on the Leased Premises which exceed, in the aggregate, $20,000 per year other than routine repairs and maintenance in the ordinary course of business. The Company or its Subsidiaries have valid leasehold interests in the Leased Premises, which leasehold interests are free and clear of all Liens other than Permitted Encumbrances. Neither the Company nor its Subsidiaries are in default under any material agreement relating to the Leased Premises nor is any other party thereto in default thereunder. All options in favor of the Company or its Subsidiaries to purchase any of the Leased Premises, if any, are in full force and effect.

                  (c) There are no condemnation proceedings pending against the Company or, to its knowledge, threatened with respect to any portion of the Real Estate or the Leased Premises.

                  (d) The buildings and other facilities located on the Real Estate and the Leased Premises are free of any patent structural or engineering defects or, to the Company's knowledge, any material latent structural or engineering defects.

         4.13 CONTRACTS.

                  (a) Neither the Company nor any of its Subsidiaries is a party to or bound by, and neither they nor their properties are subject to, any contracts, agreements or arrangements required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K under the Exchange Act which is not filed as an exhibit to one or more of the Company Reports filed and made publicly available prior to the date of this Agreement

                  (b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged written or oral: (i) agreement or arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets is bound which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended September 30, 1999; (ii) except as set forth in the Disclosure Statement, any agreement or arrangement obligating the Company or its Subsidiaries to pay or receive, or pursuant to which the Company or its Subsidiaries has previously paid or received, an amount in excess of $20,000 (excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices);
(iii) except as set forth in the Disclosure Statement, any employment or consulting agreement or arrangement involving an amount in excess of $15,000;
(iv) plan or contract or arrangement providing for bonuses, severance, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of the Company, other than Plans, Welfare Plans and Employee Benefit Plans (in each case as defined herein) described in the Disclosure Statement; (v) agreement restricting in any manner the Company's right to compete with any other person or entity, the Company's right to sell to or purchase from any other person or entity, the right of any other party to compete with the Company, or the ability of such person or entity to employ any of the Company's employees; (vi) secrecy or confidentiality agreements (except for secrecy and confidentiality agreements which (A) are terminable at will at any time by the Company, (B) do not provide for any payment of consideration and (C) do not contain any "standstill" provision or similar restriction on the Company's ability to negotiate an acquisition of another entity); (vii) except as set forth in the Disclosure Statement, any distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries; (viii) agreement between the Company and any of its affiliates or other Related Parties (as herein defined) (excluding any such agreement disclosed in the Company Form 10-K); (ix) any guaranty, performance, bid or completion bond, or surety or indemnification agreement (excluding (A) any such item between the Company and its Subsidiaries;
(B) any indemnification agreement entered into in the Company's and/or its Subsidiaries' ordinary course of business with a customer of the Company (such ordinary course of business policy is set forth in all material respects in the general performance agreements attached to the Disclosure Statement) and (C) any indemnification obligation the Company has with respect to its officers, directors, employees and/or other Persons under its Certificate of Incorporation or Bylaws and the applicable provisions of the DGCL unless set forth in the form of an agreement, then only to the extent set forth in the Disclosure Statement;
(x) requirements contract; (xi) except as set forth in the Disclosure Statement, loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit relating to borrowed money; (xii) except as set forth in the Disclosure Statement, agreements with respect to compliance with Environmental Laws (as defined herein); (xiii) any agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement other than as otherwise disclosed herein;
(xiv) except as set forth in the Disclosure Statement, any contract or agreement containing change of control provisions; or (xv) any other agreement not entered into in the ordinary course of business. Neither the Company nor any of its Subsidiaries are currently negotiating (and have not entered into preliminary discussions with respect to) any transaction involving an aggregate payment by the Company or its Subsidiaries and/or receipts to the Company or its Subsidiaries in excess of $50,000 excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices.

                  (c) All agreements, leases, subleases and other instruments referred to in this Section 4.13, are, pursuant to their terms, in full force and binding upon the Company or its Subsidiaries, and the other parties thereto, assuming the valid execution thereof by such other parties, except in each case to the extent such failure would not cause a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is and none of the other parties thereto are in default of a material provision under any such agreement, lease, sublease or other instrument. Neither the Company nor any of its Subsidiaries has been notified in writing that the Company is in default under any such lease agreement, sublease or other instrument, and no event has occurred, and it is not aware of the existence of a condition which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default of a material provision under any such agreement, lease, sublease or other instrument by the Company or its Subsidiaries, or the other contracting party. Neither the Company nor any of its Subsidiaries has released or waived any right under any such agreement, lease, sublease or other instrument other than in the ordinary course of business consistent with past practices.

                  (d) Other than the Company Stock Option Plans, immediately after the Closing, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company or its Subsidiaries.

         4.14 INTELLECTUAL PROPERTY.

                  (a) The Disclosure Statement sets forth, for the Intellectual Property (as defined herein) owned by the Company or its Subsidiaries, a complete and accurate list of all United States and foreign patent, copyright, trademark, service mark, trade dress, domain name and other registrations and applications, indicating for each the applicable jurisdiction, registration number (or application number), and date issued or filed, and all material unregistered Intellectual Property.

                  (b) All registered Intellectual Property of the Company and its Subsidiaries is currently in compliance in all material respects with all legal requirements (including timely filings, proofs and payments of fees), is valid and enforceable, and is not subject to any filings, fees or other actions falling due within 90 days after the Effective Time. Except as set forth in the Disclosure Statement, no registered Intellectual Property of the Company or its Subsidiaries has been or is now involved in any cancellation, dispute or litigation, and, to the knowledge of the Company, no such action is threatened. Except as set forth in the Disclosure Statement, no patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

                  (c) The Disclosure Statement sets forth a complete and accurate list of all licenses, sublicenses, consent, royalty or other agreements concerning Intellectual Property to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, "License Agreements"). All of the Company's License Agreements are valid and binding obligations of Company or its Subsidiaries that are parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and there exists no event or condition which will result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

                  (d) The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property necessary for the conduct of the Company's and each of its Subsidiaries' business substantially as currently conducted or contemplated to be conducted and for the ownership, maintenance and operation of the Company's and its Subsidiaries' properties and assets. No royalties, honoraria or other fees are payable by the Company or its Subsidiaries to any third parties for the use of or right to use any Intellectual Property, except as set forth in the Disclosure Statement.

                  (e) All Intellectual Property owned by the Company and its Subsidiaries is described in the Disclosure Statement. The Company and its Subsidiaries exclusively own, free and clear of all Liens or obligations to license all such owned Intellectual Property, and the Company and its Subsidiaries have executed all necessary agreements and performed all necessary due diligence to make the foregoing statement. The Company and its Subsidiaries have a valid, enforceable and, subject to obtaining required consents set forth in the Disclosure Statement, transferable right to use all their licensed Intellectual Property. Except as disclosed in the Disclosure Statement, the Company and its Subsidiaries have the right to use all of their owned and licensed Intellectual Property in all jurisdictions in which they conduct or propose to conduct their businesses.

                  (f) The Company and each of its Subsidiaries have taken all reasonable steps to maintain, police and protect the Intellectual Property which it owns, including the proper policing activities and the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases. Except as disclosed in the Disclosure Statement, (i) the conduct of the Company's and its Subsidiaries' businesses as currently conducted or planned to be conducted does not infringe or otherwise impair or conflict with ("Infringe") any Intellectual Property rights of any third party, and the Intellectual Property rights of the Company and its Subsidiaries are not being Infringed by any third party; and (ii) there is no litigation or order pending or outstanding, to the knowledge of the Company, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company and its Subsidiaries and the Company's and its Subsidiaries' use of any Intellectual Property owned by a third party, and, to the knowledge of the Company, there is no valid basis for the same.

                  (g) Except as set forth in the Disclosure Statement, the consummation of the transactions contemplated hereby will not result in the alteration, loss or impairment of the validity, enforceability of the Company's or any of its Subsidiaries' right to own or use any of the Intellectual Property, nor will such transactions require the approval of any Governmental Authority or third party in respect of any Intellectual Property.

                  (h) The Disclosure Statement lists all software (i) (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) which are owned, licensed to or by the Company or any of its Subsidiaries, leased to or by the Company or any of its Subsidiaries, or otherwise used by the Company or any of its Subsidiaries, and identifies which software is owned, licensed, leased or otherwise used, as the case may be; and
(ii) which are sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed, as the case may be. All software owned by the Company or any of its Subsidiaries, and all software licensed from third parties by the Company or any of its Subsidiaries, (i) is free from any material defect, bug, virus, or programming, design or documentation error; (ii) operates and runs in a reasonable and efficient business manner; and (iii) conforms in all material respects to the specifications and purposes thereof. The Company and its Subsidiaries have taken all reasonable steps to protect the Company's and its Subsidiaries' rights in their confidential information and trade secrets. Except as disclosed in the Disclosure Statement, each employee, consultant and contractor who has had access to proprietary Intellectual Property has executed an agreement to maintain the confidentiality of such Intellectual Property has executed appropriate agreements that are substantially consistent with the Company's standard forms thereof (true and complete copies of which have been delivered to ADS). Except under confidentiality obligations, there has been no material disclosure of any of the Company's or its Subsidiaries' confidential information or trade secrets to any third party.

                  (i) "Intellectual Property" means all United States and foreign intellectual property, including all worldwide trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans, logos, and trade dress, together with all goodwill related to the foregoing; patents, copyrights, computer software, technology, trade secrets and other confidential information, customer lists, know-how, processes, formulae, algorithms, models, user interfaces, inventions, advertising and promotional materials, and all registrations, applications, recordings, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to the foregoing.

         4.15 YEAR 2000 COMPLIANCE AND SECURITY.

                  (a) The Company's and its Subsidiaries' products, software, services, servers, systems and other computer and telecom assets and equipment ("Systems"), when used in accordance with their associated documentation will at all times (i) record, store, process, calculate and present calendar dates falling before, on and after (and if applicable, spans of time including) January 1, 2000; and (ii) create, calculate, recognize, accept, display, store, retrieve, access, compare, sort, manipulate, or process any information dependent on or relating to dates on or after January 1, 2000 or otherwise provide use of dates or date-dependent or date-related data, including, but not limited to, century recognition, day-of-the week recognition, leap years, date values and interfaces of date functionalities, without loss of accuracy, functionality, data integrity and performance; and (iii) respond to two-digit input in a way that resolves ambiguity as to century in a disclosed, defined and pre-determined manner (the foregoing ability, "Year 2000 Compliant"). All of the Company's and all of its Subsidiaries' Systems which are material to the operation of the business of the Company and its Subsidiaries are Year 2000 Compliant.

                  (b) The Company and its Subsidiaries have taken and take all reasonable actions to maintain, protect and police the integrity and security of their Systems, including the protection and policing against all unauthorized use of, access to, or "hacking" into the Systems, or the introduction into the Systems of viruses or other unauthorized, damaging or corrupting elements.

         4.16 DISTRIBUTORS AND CUSTOMERS. Listed in the Disclosure Statement are the names of all of the current distributors of the products and services of the Company and its Subsidiaries, their annual sales of such products and services for the fiscal year ended September 30, 1999 and any exclusivity provisions. Listed in the Disclosure Statement are the names of the ten largest customers (by sales revenue) of the products of the Company and its Subsidiaries, their annual sales of such products for the fiscal year ended September 30, 1999 and any exclusivity provisions. The Company has previously furnished to ADS all copies of all written agreements between the Company or any of its Subsidiaries and any such distributors and customers. Except as disclosed on the Disclosure Statement, neither the Company nor any of its Subsidiaries has received any written notice that any such distributor or customer has ceased or will cease being a distributor or customer, respectively, for the Company or any of its Subsidiaries, or has substantially reduced, or will substantially reduce, its volume of sales or purchases of products or services of the Company or its Subsidiaries.

         4.17 INSURANCE. The Company has delivered to ADS prior to the date of this Agreement copies of all insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including without limitation those which pertain to the Company's or its Subsidiaries' assets, employees or operations. All such insurance policies are in full force and effect, and are valid and enforceable, and all premiums due thereunder have been paid and cover against the risks of the nature normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonable carried by such entities. Neither the Company nor any of its Subsidiaries have received written notice of cancellation of any such insurance policies.

         4.18 LITIGATION. Except as set forth in the Company Reports filed with the SEC prior to the date hereof or as set forth in the Disclosure Statement,
(i) there is no litigation or proceeding, including, without limitation, any arbitration proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, which, if adversely determined, is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to the Company or any of its Subsidiaries having, or which is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect; and (iii) there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company, which seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type referred to in Section 6.1(c) has been entered or issued.

         4.19 WARRANTIES. Except as set forth in the Disclosure Statement, neither the Company nor any of its Subsidiaries has made any oral or written warranties with respect to the quality or absence of defects of its products or services which they have sold or performed which are in force as of the date hereof. There are no claims pending or to the Company's knowledge, threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services nor are there any facts known to the Company relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or governmental authority, would reasonably give rise to a claim or proceeding. The Company's warranty policy is generally described in the Disclosure Statement. The Company has no knowledge of or reason to believe that the percentage of warranty claims for products sold or services rendered by the Company and its Subsidiaries prior to the Closing Date will exceed historical levels.

         4.20 PRODUCTS LIABILITY. Neither the Company nor any of its Subsidiaries has received any written notice relating to, nor does the Company have knowledge of any facts or circumstances which could give rise to, any claim involving any product manufactured, serviced, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, any of which would have a Company Material Adverse Effect, other than notices or claims that have been settled or resolved by the Company or its Subsidiaries prior to the date of this Agreement.

         4.21 TAXES.

                  (a) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company and/or any of its Subsidiaries on or before the date hereof and will be properly completed and filed on a timely basis and in correct form all Returns required to be filed by Company and/or any of its Subsidiaries with respect to any period ending with or before, or including the period prior to, the Effective Time. The foregoing Returns are, or will be, correct and complete in all material respects. Except as set forth in the Disclosure Statement, an extension of time within which to file any Return which has not been filed has not been requested or granted.

                  (b) With respect to all amounts in respect of Taxes imposed upon the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Effective Time, (i) all applicable tax laws and agreements have been, or will be, complied with in all material respects, and
(ii) all amounts required to be paid and reported by the Company or its Subsidiaries, to taxing authorities or others, on or before the Effective Time, have been, or will be, paid and any Taxes accrued but not due and payable as of the Effective Time have been accrued or otherwise reserved for in financial statements contained in the most recent Company Report or will be reserved for in the financial statements to be prepared with respect to the period beginning after the period covered by the most recent Company Report and ending with or before, or including the period prior to, the Effective Time. No Taxes have been (or will prior to the Closing Date be) recorded by the Company or any of its Subsidiaries other than in the ordinary course of business. There are no Liens filed against any asset of the Company or any of its Subsidiaries resulting from the failure to pay any Tax when due.

                  (c) No material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by the Company or any of its Subsidiaries (or with respect to any Return which a taxing authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. The Disclosure Statement sets forth, for the past seven years, the years for which examinations or audits of Minnesota or Delaware state taxes and federal income tax returns have been completed, those years for which examinations or audits are presently being conducted, and those years for which such returns will be required but are not yet due to be filed and have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the Company Report, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements contained in the most recent Company Report. Neither the Company nor any of its Subsidiaries has entered into any closing agreement with the Internal Revenue Service under Section 7121 of the Code or with any state taxing authority under a similar state tax law provision. No consent under Section 341(f) of the Code has been filed with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to, or is required to make, any adjustment under Section 481(a) of the Code.

                  (d) The unpaid Taxes of the Company or any of its Subsidiaries do not materially exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the financial statements included in the most recent Company Report, as adjusted for the passage of time through the Closing. The Company and its Subsidiaries will not be liable for any material amount of penalties or interest with respect to Taxes reported or required to have been reported on any Returns which have been filed or were required to have been filed through the Closing.

                  (e) Neither the Company nor any of its Subsidiaries is or at any time has been a party to or bound by (nor will the Company or any of its Subsidiaries become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.

                  (f) All material elections with respect to Taxes affecting the Company or any of its Subsidiaries that are currently effective as of the date hereof that are not reflected in the Company's Returns are set forth in the Disclosure Statement.

                  (g) There are no challenges on appeals pending regarding the amount of Taxes on, or the addressed valuation of, the Real Estate or, to the Company's knowledge, the Leased

Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (provided, that the representations and warranties contained in this Section 4.21(h) shall not be deemed to be breached by any prospective general increase in real estate taxes.)

                  (h) There is no assessment for Taxes (in addition to the normal, annual general real estate tax assessment) pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate, or to the extent the Company or its Subsidiaries is liable for payment of the Leased Premises.

         4.22 ERISA.

                  (a) The Disclosure Statement contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and referred to herein as a "Welfare Plan") and all other Benefit Plans (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement to provide employees, leased employees, directors, independent contractors, officers or agents of any Commonly Controlled Entity (as defined herein) with medical, health, life, bonus, stock (option, ownership or purchase), deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) sponsored, maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any other Person that, together with the Company at any time during the last six years, is or was treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity"). The Company has delivered or made available to ADS true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof); (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required); (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required; (iv) each trust agreement and group annuity contract relating to any Benefit Plan; and (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Benefit Plan (including insurance contracts associated with every Benefit Plan regardless of whether any current cash value exists). Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where the failure to comply would not be reasonably expected to result in a Company Material Adverse Effect.

                  (b) All Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, or a timely application therefor has been or will be filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its costs.

                  (c) Except as provided in the Disclosure Statement, neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity has adopted or been obligated to contribute to any "defined benefit pension plan" as defined in Section 3(35) of ERISA subject to Title IV of ERISA in the five years preceding the date hereof.

                  (d) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity has been required at any time within the five calendar years preceding the date hereof or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA ) or has withdrawn from any multiemployer plan where such withdrawal has either: (i) resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid; or (ii) engaged in a transaction that might have resulted in withdrawal liability but for the application of Section 4204 of ERISA.

                  (e) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such Welfare Plan that is a "group health plan", as such term is defined in
Section 5000(b)(1) of the Code, complies with the applicable requirements of
Section 4980B(f) of the Code and the Health Insurance Portability and Accountability Act of 1996.

                  (f) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity nor any Person acting on behalf of the Company, its Subsidiaries or any Commonly Controlled Entity has, in contemplation of any corporate transaction involving ADS, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company, any of its Subsidiaries or of any Commonly Controlled Entity to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under existing Benefit Plans or under any other plan or arrangement will be enhanced, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by ADS will be made available to such employees.

                  (g) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity has ever promised or been obligated to provide former employees with coverage or benefits under Benefit Plans, other than as required by Section 4980B of the Code.

                  (h) All contributions or premiums owed by the Company, any of its Subsidiaries and Commonly Controlled Entities with respect to Benefit Plans under law, contract or otherwise have been made in full and on a timely basis and the Company, its Subsidiaries and Commonly Controlled Entities are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.

                  (i) No Pension Plan or Welfare Plan or any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.

                  (j) There are no pending or threatened likely claims, proceedings, disputes, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries, any Commonly Controlled Entity or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

                  (k) Nothing in this Agreement or the transactions contemplated hereunder will: (i) cause the termination or repricing of any insurance contract to which the Company, any of its Subsidiaries or a Commonly Controlled Entity or Benefit Plan is a party to the purposes of providing employee benefits; (ii) except as described in the Disclosure Statement, trigger a right of any employee of the Company, any of its Subsidiaries, or any Commonly Controlled Entity to accelerate, accrue or receive any additional benefits, severance, deferred compensation or retirement benefits; or (iii) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan.

                  (l) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity maintains any unfunded plan of deferred compensation or post-retirement benefits.

         4.23 LABOR MATTERS. Except for events that occur after the date hereof which are disclosed in writing by the Company to ADS, (a) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, and, during the past three years, there has not been any such action; (b) except as set forth in the Disclosure Statement, there are no union claims to represent the employees of the Company or any of its Subsidiaries, (c) except as set forth in the Disclosure Statement, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (d) except as set forth in the Disclosure Statement, none of the employees of the Company or any of its Subsidiaries are represented by any labor organization, and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist with respect to such employees; (e) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date of this Agreement or amounts required to be reimbursed to such employees; (f) except as set forth in the Disclosure Statement, upon termination of the employment of any of the employees of the Company or any of its Subsidiaries after the Closing, neither the Company nor any of its Subsidiaries will be liable to any of its employees for severance pay, except as otherwise required by federal law; (g) except as set forth in the Disclosure Statement, the employment of each of the Company's or its Subsidiaries' employees is terminable at will without cost to the Company or any of its Subsidiaries except for payments disclosed on the Disclosure Statement or required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay; (h) the Disclosure

Statement contains a true and complete list of all employees who are employed by the Company or any of its Subsidiaries as of March 31, 2000, and said list correctly reflects their salaries, wages and other compensation (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans).

         4.24 ENVIRONMENTAL MATTERS.

                  (a) The Company has obtained all licenses, Permits and other authorizations under Environmental Laws (as hereafter defined) required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein and is in compliance with other provisions of applicable Environmental Laws, except where the failure to obtain such licenses, Permits and other authorizations or the non-compliance with the terms and conditions contained therein or the non-compliance with other provisions of applicable Environmental Laws would not individually or in the aggregate create a Company Material Adverse Effect.

                  (b) To the Company's knowledge, there is no condition on any property currently or formerly owned or leased by the Company that would create liability for the Company under Environmental Laws, except for liability that would not singly or in the aggregate create a Company Material Adverse Effect.

                  (c) To the Company's knowledge, there is no condition on any other property owned by any third party that would create liability for the Company under Environmental Laws, except for liability that would not singly or in the aggregate create a Company Material Adverse Effect.

                  (d) There are no non-compliance orders or notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively "Proceedings") pending or, to the Company's knowledge, threatened against or involving the Company or its business, operations, properties or assets, issued by any Governmental Authority with respect to any Environmental Laws or licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business, which have not been resolved in a manner that would not impose any obligation, burden or continuing liability on ADS or the Company in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on the Company.

                  (e) The Company does not use, nor has it used, any Aboveground Storage Tanks (as defined in clause (g) below) or Underground Storage Tanks (as defined in clause (g) below), and there are not now any Underground Storage Tanks beneath any real property currently owned or leased by the Company that are required to be registered under applicable Environmental Laws.

                  (f) The Disclosure Statement identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or undertaken by any Governmental Authority and known to the Company, relating to the Company or any real property currently or previously owned or leased by the Company; (ii) the results of any ground, water or soil monitoring undertaken by the Company or undertaken by any Governmental Authority and known to the Company relating to the Company or any real property currently or previously owned or leased by the Company; and (iii) all written communications between the Company and any Governmental Authority arising under or related to Environmental Laws.

                  (g) For purposes of this Section 4.24, the following terms shall have the meanings ascribed to them below:

                  "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA (as defined in this clause (g)), or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

                  "Company" means the Company and its Subsidiaries.

                  "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, currently in existence any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. ss.9601, ET SEQ. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss.6901 ET SEQ. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C. ss.1311, ET SEQ.; the Clean Air Act, as amended (42 U.S.C. ss.7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. ss.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. ss.11001, ET SEQ. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.651, ET SEQ. ("OSHA"); Chapters 115, 168, and 514, Minnesota Statutes; and Minnesota common law.

                  "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

         4.25 INTERIM CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement, since December 31, 1999 neither the Company nor any of its Subsidiaries has:

                  (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any portion of its assets or property, except for sales of Inventory and cash applied in the payment of the Company's or its Subsidiaries' liabilities in the usual and ordinary course of business in accordance with the Company's or its Subsidiaries' past practices;

                  (b) written off any asset outside the ordinary course of business which has a net book value which exceeds $25,000 in the aggregate in value, or written off any amounts in the ordinary course of business in excess of reserves which have been established for such purpose, which reserves are adequate in accordance with GAAP applied on a consistent basis;

                  (c) suffered any casualty, damage, destruction or loss, or interruption in use, of any asset, property or portion of Inventory (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

                  (d) waived any right arising out of any agreement other than in the ordinary course of business;

                  (e) made (or committed to make) capital expenditures in an amount which exceeds $100,000 for any item or $225,000 in the aggregate;

                  (f) made any change in accounting methods or principles which are required to be disclosed in the Company's financial statements in accordance with GAAP;

                  (g) borrowed any money or issued any bonds, debentures, notes or other corporate securities (other than equity securities), including without limitation, those evidencing borrowed money;

                  (h) except as described in the Disclosure Statement, entered into any transaction with, or made any payment to, or incurred any liability to, any Related Party (as defined herein) (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);

                  (i) increased the compensation payable to any employee, except for normal pay increases in the ordinary course of business consistent with past practices;

                  (j) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

                  (k) paid or incurred any management or consulting fees, or engaged any consultants, except in the ordinary course of business;

                  (l) hired any employee who has an annual salary in excess of $75,000;

                  (m) terminated any employee having an annual salary or wages in excess of $50,000;

                  (n) adopted any new Plan, Welfare Plan or Employee Benefit
Plan;

                  (o) issued or sold any securities of any class, except for the exercise of options to purchase Company Common Stock under the Company Option Plans;

                  (p) paid, declared or set aside any dividend or other distribution on its securities of any class, or purchased, exchanged or redeemed any of its securities of any class; or

                  (q) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in the usual and ordinary course of business in accordance with past practices.

Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 4.25 by entering into this Agreement or by consummating the transactions contemplated hereby.

         4.26 AFFILIATED TRANSACTIONS. Except as disclosed in any Company Report filed with the SEC prior to the date of this Agreement and the Disclosure Statement, since December 31, 1999, neither the Company nor any of its Subsidiaries has been a party to any transactions (other than employee compensation and other ordinary incidents of employment) with a "Related Party." For purposes of this Agreement, the term "Related Party" shall mean: any present officer or director, 10% stockholder (including any officers or directors thereof) or present affiliate of the Company or any of its Subsidiaries, any present or former known spouse of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing Persons. Prior to the Closing, all amounts due and owing to or from the Company or its Subsidiaries by or to any of the Related Parties (excluding employee compensation and other incidents of employment) shall be paid in full.

         4.27 MATERIAL ADVERSE CHANGE. Since December 31, 1999 to the date of this Agreement, there has not been any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Company or its Subsidiaries, taken as a whole; provided, that no material adverse change will be deemed to occur solely as a result of fluctuations in the trading price of Company Common Stock.

         4.28 INAPPROPRIATE PAYMENTS. Neither the Company, its Subsidiaries nor any of their respective officers, directors, principal stockholders, employees, agents or representatives has made, directly or indirectly, with respect to the Company, its Subsidiaries or their respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company or its Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

         4.29 ABSENCE OF INDEMNIFIABLE CLAIMS, ETC. There are no pending claims and no facts known to the Company that would reasonably entitle any director, officer or employee of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable law, the Articles or Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Company or its Subsidiaries or any insurance policy maintained by the Company or its Subsidiaries.

         4.30 NO UNDISCLOSED LIABILITIES. There are no material liabilities or obligations of any nature (whether accrued, absolute or contingent) of the Company or its Subsidiaries other than (i) liabilities disclosed or provided for in the most recent financial statements contained in the Company Reports; (ii) liabilities which, individually or in the aggregate, are not material to the Company or its Subsidiaries, taken as a whole; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the Disclosure Statement; and
(iv) liabilities incurred since December 31, 1999 in the ordinary course of business and consistent with past practices.

         4.31 NO BROKERS. Except as set forth in the Disclosure Statement, Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or ADS, Merger Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.32 TAX REORGANIZATION. Neither the Company nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

         4.33 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Roth Capital Partners to the effect that, as of the date of such opinion, the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

         4.34 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company or any of its affiliates, directors, officers, employees, agents or representatives in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Form S-4 (as defined in Section 5.7 of this Agreement) or any amendment or supplement thereto; (ii) the Company Proxy Statement; (iii) the ADS Proxy Statement; or (iv) any other documents filed or to be filed by the Company with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Form S-4 or any amendment or supplement thereto, when the same becomes effective, at the date of the Company Stockholder Meeting and at the Effective Time, and, in the case of the Company Proxy Statement or any amendment or supplement thereto, at the time of mailing of the Company Proxy Statement to Company's stockholders or at the time of the Company Stockholder Meeting or any other meeting of the Company's stockholders to be held in connection with the Merger, and, in the case of the ADS Proxy Statement or any amendment or supplement thereto, at the time of the ADS Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Stockholder Meeting. The Form S-4 (to the extent that the Company Proxy Statement constitutes the prospectus thereunder) and the Company Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the respective rules and regulations under any such Act.

         4.35 NO EXISTING DISCUSSIONS. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Alternative Proposal (as hereinafter defined).

         4.36 TAKEOVER STATUTES. The Board of Directors of the Company has approved this Agreement and the Company Voting Agreement, and such Company approvals are sufficient to render inapplicable to this Agreement, the Company Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL. No other "fair price," "moratorium," or "control share acquisition" or other similar antitakeover, statute or regulation enacted under state or federal laws of the United States, applicable to the Company or any of its Subsidiaries, is applicable to the Merger or other transactions contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

         5.1 ALTERNATIVE PROPOSALS.

                  (a) Prior to the Effective Time, the Company agrees that neither it nor any of its Subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Subsidiaries) not to, (i) initiate or solicit, directly or indirectly, or encourage (including by way of furnishing information) or take any other action to facilitate knowingly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the stockholders of the Company) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or its Subsidiaries (any such proposal or offer, other than a proposal or offer made by ADS, any ADS Subsidiary, or any officer, director, employee, agent, or representative thereof, being hereinafter referred to as an "Alternative Proposal"), (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; or (iii) subject to subsection (b) of this Section 5.1, enter into any agreement or understanding with any Person other than ADS and Merger Sub with the intent to effect any Alternative Proposal; PROVIDED that nothing contained in this Section
5.1 shall prohibit the Company or the Board of Directors of the Company (the "Company Board"), (A) to the extent applicable, from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to an Alternative Proposal; or (B) to the extent required by their fiduciary duties under applicable law, from providing information to, or participating in discussions or negotiations with, any party that makes an unsolicited inquiry with respect to the Company if the Company Board reasonably believes such party may propose an Alternative Proposal on terms that are superior, from a financial point of view, to the terms of the Merger for the stockholders of the Company and that such Alternative Proposal is reasonably capable of being completed, as determined by the Company Board in good faith after consultation with its financial advisers. The Company will immediately give written notice to ADS of its receipt of any Alternative Proposal or inquiry with respect to making an Alternative Proposal, and prior to providing any requested information or entering into discussions or negotiations with such Person, require such Person to enter into with the Company a confidentiality agreement no more favorable to such Person than the Confidentiality Agreement dated March 3, 2000 between ADS and the Company. Nothing contained herein shall be construed to prohibit the Company or the Company Board from making any disclosure to its stockholders which, in the judgment of the Company Board as advised by counsel, may be required by applicable law in connection with any such proposal or offer.

                  (b) Except as set forth in this Section 5.1, the Company Board shall not approve or recommend, or cause the Company to enter into any agreement with respect to, any Alternative Proposal. Notwithstanding the foregoing, if the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Company Board may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to, a Superior Proposal, but in each case only after providing prompt written notice to ADS advising that the Company Board has determined to approve or recommend, or authorize the Company to enter into an agreement with respect to, a Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means an Alternative Proposal on terms which the Company Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger.

         5.2 INTERIM OPERATIONS.

                  (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, or unless ADS has consented in writing thereto (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to:

                            (i) conduct their respective operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                           (ii) to the extent consistent with their respective businesses, use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                          (iii) not amend their respective Articles or Certificates of Incorporation or By-Laws or comparable governing instruments;

                           (iv) promptly notify ADS of any Company Material Adverse Effect, any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach of any representation or warranty contained herein;

                            (v) promptly deliver to ADS true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement;

                           (vi) not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof;
         (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees; (D) grant any severance or termination package to any employee or consultant, except to the extent consistent with past practices; (E) hire any new employee who shall have, or terminate the employment of any employee who has, an annual salary in excess of $50,000; or (F) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                          (vii) not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

                         (viii) not enter into any agreement or transaction, or agree to enter into any agreement or transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a portion of assets or capital stock;

                           (ix) not incur any indebtedness for borrowed money or guarantee any such indebtedness except in the ordinary course of business consistent with past practice or issue or sell any debt securities or warrants or rights to acquire any debt securities of others;

                            (x) continue to make regularly scheduled payments on its existing indebtedness, leases and other obligations;

                           (xi) not make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000;

                          (xii) except as described in the Disclosure Statement, not make or commit to made any capital expenditures in excess of $100,000 individually or $225,000 in the aggregate;

                         (xiii) not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate or Related Party or enter into any transaction with any affiliate or Related Party (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees, directors or consultants of the Company or its Subsidiaries);

                          (xiv) not voluntarily elect to alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, except for changes in accounting laws which affect all companies in the business of the Company generally and those indicated by good accounting practices;

                           (xv) not grant or make any mortgage or pledge or subject itself or any of its properties or assets to any Lien, charge or encumbrance of any kind; and

                          (xvi) maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.

                  (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, or unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld), ADS shall, and shall cause each of its Subsidiaries to:

                            (i) conduct their respective operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                           (ii) promptly deliver to the Company true and correct copies of any report, statement or schedule filed by ADS with the SEC subsequent to the date of this Agreement;

                          (iii) promptly notify the Company of any ADS Material Adverse Effect, any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach of any representation or warranty contained herein;

                           (iv) not take any action that would result in a failure to maintain the trading of ADS Common Stock on the NASDAQ;

                            (v) with respect to ADS only (and not its Subsidiaries), not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action; and

                           (vi) to the extent consistent with their respective businesses, use commercially reasonable efforts to preserve intact their respective business organizations and goodwill.

         5.3 MEETINGS OF STOCKHOLDERS. Each of ADS and the Company will take all action necessary in accordance with applicable law and its Articles or Certificate of Incorporation and Bylaws to convene the ADS Stockholder Meeting and the Company Stockholder Meeting as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of ADS and the Company Board (subject in the case of the Company Board to Section 5.1(b)) shall recommend such approval, and each of ADS and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the ADS Proxy Statement and the Company Proxy Statement.

         5.4 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and ADS shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use commercially reasonable efforts to obtain all consents under or with respect to, any Permit, contract, lease, agreement, purchase order, sales order or other instrument, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (d) take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

         5.5 INSPECTION OF RECORDS. From the date hereof to the Effective Time, the Company shall (a) allow all officers, attorneys, accountants and other representatives designated by ADS reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries; (b) furnish to ADS, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with ADS and its investigation of the business of the Company and its Subsidiaries. From the date hereof to the Effective Time, ADS shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct the officers, counsel and financial advisors of ADS to cooperate with the Company in its investigation of the business of ADS and its Subsidiaries. All information disclosed by the Company to ADS and its representatives or by ADS to the Company and its representatives shall be subject to the terms of that certain Confidentiality Agreement (the "Confidentiality Agreement") dated as of March 3, 2000 between ADS and the Company.

         5.6 PUBLICITY. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of the NASDAQ, in which case the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

         5.7 REGISTRATION STATEMENT; PROXY STATEMENT.

                  (a) ADS and the Company shall cooperate and promptly prepare and file with the SEC as soon as practicable (i) the Company Proxy Statement,
(ii) the ADS Proxy Statement and (iii) a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the ADS Common Stock issuable in the Merger, and a portion of which Registration Statement shall also serve as the Company Proxy Statement. The respective parties will cause the Company Proxy Statement, the ADS Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. ADS shall use all reasonable efforts, and the Company will cooperate with ADS, to cause the Form S-4 to be declared effective by the SEC as promptly as practicable and to continue to be effective as of the Effective Time. ADS shall use its reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. No amendment or supplement to the Company Proxy Statement, the ADS Proxy Statement or the Form S-4 will be made by ADS or the Company without the approval of the other party, which approval shall not be unreasonably withheld. ADS will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order of any Governmental Authority, or the suspension of the qualification of the ADS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

                  (b) Each of ADS and the Company shall notify the other party promptly after receipt by such first party of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Company Proxy Statement, the ADS Proxy Statement or the Form S-4. Each of ADS and the Company shall supply the other party with copies of all correspondence between such party or any of its representatives and the SEC with respect to any of the foregoing filings. If at any time prior to the ADS Stockholder Meeting any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or affiliates which should be described in an amendment to the ADS Proxy Statement, the Company shall inform ADS promptly after becoming aware of such event. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or affiliates which should be described in an amendment or supplement to the Company Proxy Statement or the Form S-4, the Company shall inform ADS promptly after becoming aware of such event. If at any time prior to the Company Stockholder Meeting, any event shall occur relating to ADS or any of its Subsidiaries or any of their respective officers, directors or affiliates which should be described in an amendment or supplement to the Company Proxy Statement, ADS shall inform the Company promptly after becoming aware of such event. Whenever the Company or ADS learns of the occurrence of any event which should be described in an amendment of, or supplement to, the ADS Proxy Statement, the Company Proxy Statement or the Form S-4, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable law, disseminated to the persons and in the manner required.

         5.8 FURTHER ACTION. Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in
Article VI to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective Subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the SEC of the Form S-4, the Company Proxy Statement, the ADS Proxy Statement, and any necessary amendments or supplements to any thereof; (ii) seeking to have each such proxy statement cleared, and the Form S-4 declared effective, by the SEC as soon as reasonably practicable after filing; (iii) taking such actions as may be required under applicable state securities or blue sky laws in connection with the issuance of the ADS Common Stock pursuant to the Merger; (iv) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other Person or entity; (v) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or governmental entity of any type referred to in Section 6.1(c), or lifting any stop order of any Governmental Authority, or the suspension of the qualification of the ADS Common Stock issuable in connection with the Merger for offer or sale in any jurisdiction;
(vi) obtaining the tax opinions referred to in

Sections 6.2(f) and 6.3(h); (vii) providing all such information about such party, its Subsidiaries and its officers, directors and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (viii) in general, consummating and making effective the transactions contemplated hereby.

         5.9 AFFILIATE LETTERS. At least 10 days prior to the Closing Date, the Company shall deliver to ADS a list of names and addresses of those persons who were or will be, in the Company's judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall deliver or cause to be delivered to ADS, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as EXHIBIT A. ADS shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any ADS Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the ADS Common Stock, consistent with the terms of such Affiliate Letters.

         5.10 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except
(a) as otherwise expressly provided for herein; (b) as otherwise provided in
Section 7.5(a); and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Company Proxy Statement and the HSR Act filing fees in connection with the Merger shall be shared equally by the Company and ADS.

         5.11 TAX TREATMENT OF MERGER. From and after the date hereof and until the Effective Time, neither ADS nor the Company nor any of their respective Subsidiaries or other Affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or
(b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. After the Effective Time, ADS shall not take or fail to take (and shall cause the Surviving Corporation not to take or fail to take) any action that is reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         5.12 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  (a) Until six years from the Effective Time, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of (and advancement of expenses to) directors, officers, employees and agents that are set forth in the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof.

                  (b) From and after the Effective Time, ADS and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (collectively, the "Indemnified

Parties") against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time, including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law. Without limiting the foregoing, if any such Claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to ADS and the Surviving Corporation, and ADS and the Surviving Corporation shall pay, jointly and severally, all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) ADS and the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim, provided that ADS and the Surviving Corporation shall not be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section 5.13 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee or agent of the Company under Delaware law, assuming for such purposes that the Company's Certificate of Incorporation and By-Laws provide for the maximum indemnification permitted by law.

         5.13 VOTING AGREEMENT - COMPANY. On the date hereof, each of Randolph Geissler, Thomas Patin, James P. Santelli, William Battista, Kenneth Larson, Stanley Goldberg, John Beattie, David Henderson, Gary S. Kohler, Douglas M. Pihl, Richard Jahnke, Robert C. Calgren and Ezekiel Mejia, acting solely in their capacity as securityholders of the Company, shall enter into a voting agreement in the form attached hereto as EXHIBIT B.

         5.14 CONFIDENTIALITY. Each party shall, and shall use its reasonable efforts to cause its officers, employees and authorized representatives to, (i) hold in confidence all confidential information obtained by it or them from any other party or any of such other party's officers, employees or authorized representatives pursuant to this Agreement (unless such information is or becomes publicly available or readily ascertainable from public or published information or trade sources through no wrongful act of such first party), and
(ii) use all such data and information solely for the purpose of consummating the transactions contemplated hereby, except, in either case, as may be otherwise required by law or legal process or as may be necessary or appropriate in connection with the enforcement of, or any litigation concerning, this Agreement. If this Agreement is terminated, each party shall promptly return, if so requested by any other party, all nonpublic documents obtained from such other party in connection with the transactions contemplated hereby and any copies thereof which may have been made by such first party and shall use its reasonable efforts to cause its officers, employees and authorized representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.

         5.15 DEFENSE OF LITIGATION. Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. No party shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without the consent of the other parties (which consent shall not be withheld unreasonably). Each of the parties further agrees to use its reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such person were a party hereto.

         5.16 ACTIONS BY MERGER SUB. In its capacity as sole stockholder of Merger Sub, ADS shall cause Merger Sub to approve and adopt the Merger and to take all corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby.

         5.17 TAKEOVER STATUTES. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, ADS and Merger Sub and the respective members of their Boards of Directors shall grant such approvals to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

         5.18 NASDAQ LISTING. ADS agrees to use its reasonable efforts to cause the ADS Common Stock to be issued to the stockholders of the Company to have been authorized for trading on the NASDAQ, subject only to official notice of listing.

         5.19 TERMINATION OF CONFIDENTIALITY AND SECRECY AGREEMENTS. The Company shall terminate all exchange of information provisions contained in all confidentiality agreements and secrecy agreements to which it and any of it Subsidiaries are a party relating to the exchange of information for purposes of evaluating potential acquisitions of any entity, other than the Confidentiality Agreement dated as of March 3, 2000 by and between ADS and the Company.

         5.20 EMPLOYEE BENEFIT PLANS. To the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated, such employees who remain employees of the Surviving Corporation and meet the necessary eligibility requirements shall be entitled to participate in all benefit plans and arrangements that are available and subsequently become available to ADS' employees on the same basis as ADS' employees in similar positions are eligible to participate. The Company, ADS and Merger Sub will take all reasonable and lawful action before and after the Closing to effect such participation.

         5.21 ISSUANCE OF OPTIONS IN THE SURVIVING CORPORATION. On the Closing Date, Merger Sub shall issue options to purchase its common stock to certain officers of the Company in such amount and on such terms and conditions to be agreed to by the parties hereto.

         5.22 SECTION 16 MATTERS. Prior to the Effective Time, ADS and the Company shall take all such steps, including obtaining the appropriate board approvals, as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of ADS Common Stock (including derivative securities with respect to ADS Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ADS, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 7.6 hereof):

                  (a) This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of ADS and the Company.

                  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or changes the terms or conditions of this Agreement shall have been issued and remain in effect. If any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                  (d) The Form S-4 shall have become effective under the Securities Act and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and be continuing, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the ADS Common Stock to be issued to the stockholders of the Company in connection with the Merger shall have been received.

                  (e) The parties shall have obtained all material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to obtain such consent or approval is not reasonably likely to have a Surviving Corporation Material Adverse Effect or is not reasonably likely to prevent or materially burden or materially impair the ability of the parties to consummate the transactions contemplated by this Agreement.

                  (f) The ADS Common Stock to be issued to the stockholders of the Company in connection with the Merger shall have been authorized for trading on the NASDAQ, subject only to official notice of issuance.

                  (g) The stockholders of ADS shall have approved and adopted an amendment to the Articles of Incorporation of ADS increasing the number of authorized ADS Common Stock from 80,000,000 to a number sufficient to satisfy ADS' obligations under this Agreement.

         6.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date each of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.6 hereof):

                  (a) Each of ADS and Merger Sub shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by ADS on or prior to the Closing Date, and the Company shall have received a certificate of the Chairman or President of ADS, dated the Closing Date, certifying to such effect.

                  (b) The representations and warranties of ADS and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects, as of the Closing (except to the extent such representations and warranties speak of a specified earlier date and except as specifically contemplated by this Agreement), and the Company shall have received a certificate of the President of ADS, dated the Closing Date, certifying to such effect.

                  (c) The Company shall have received from ADS certified copies of the resolutions of ADS's and Merger Sub's Boards of Directors and stockholders approving and adopting this Agreement, the ADS Ancillary Documents and the transactions contemplated hereby and thereby.

                  (d) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had an ADS Material Adverse Effect; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the trading price of the ADS Common Stock or solely as a result of changes in the industry which generally impact on all companies in ADS's business (other than specifically on ADS).

                  (e) The fairness opinion of Roth Capital Partners, to the effect that the Merger or Merger Consideration, as the case maybe, is fair to the stockholders of the Company from a financial point of view, as described in
Section 4.33, has not been withdrawn; provided, however, that such withdrawal shall permit the Company not to fulfill its obligations to effect the Merger only if the withdrawal of such opinion is a result of a material adverse change in the financial condition, business, operations or prospects of ADS and its Subsidiaries, taken as a whole.

                  (f) The Company shall have received, prior to the earlier of the date the Company Proxy Statement is first mailed to the Company's stockholders and the effective date of the S-4, the opinion of Winthrop & Weinstine, P.A., counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and ADS will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of ADS, Merger Sub and the Company.

                  (g) The Company shall have received the opinion of Akerman, Senterfitt & Eidson, P.A. to such matters as the Company or its counsel shall reasonably request.

                  (h) ADS and Merger Sub shall have executed and delivered such other documents and taken such other actions as the Company shall reasonably request.

         6.3 CONDITIONS TO OBLIGATION OF ADS AND MERGER SUB TO EFFECT THE MERGER. The obligations of ADS and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by ADS in accordance with the provisions of Section 7.6 hereof):

                  (a) The Company shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by the Company on or prior to the Closing Date, and ADS shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.

                  (b) The representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct, in all material respects, as of the Closing (except to the extent such representations and warranties speak as of a specified earlier date and except as specifically contemplated by this Agreement), and ADS shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.

                  (c) ADS shall have received from the Company certified copies of the resolutions of the Company's Board of Directors and stockholders approving and adopting this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

                  (d) ADS shall have received the opinion of Winthrop & Weinstine, P.A. to such matters as ADS or ADS's counsel shall reasonably request.

                  (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had a Company Material Adverse Effect; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the trading price of the Company Common Stock or solely as a result of changes in the industry which generally impact on all companies in the Company's business (other than specifically on the Company).

                  (f) The Company shall have received all necessary consents with respect to any contract, lease, purchase order, sales order, license agreement, Permit, Environmental Permit and license which are required as a result of a change of control of the Company except in those instances where failure to receive any such consent would not have a Company Material Adverse Effect.

                  (g) ADS shall have received, prior to the earlier of the date the Company Proxy Statement is first mailed to the Company's stockholders and the effective date of the S-4, the opinion of Akerman, Senterfitt & Eidson, P.A., counsel to ADS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and ADS will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of ADS, Merger Sub and the Company.

                  (h) Each of Randolph K. Geissler and James P. Santelli shall have executed and delivered an Employment Agreement in the form attached hereto as EXHIBIT C and EXHIBIT D, respectively.

                  (i) The Company shall have executed and delivered such other documents and taken such other actions as ADS shall reasonably request.

                                   ARTICLE VII

                                   TERMINATION

         7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of ADS and the Company, by the mutual written consent of ADS and the Company.

         7.2 TERMINATION BY EITHER ADS OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of either the Company Board or the Board of Directors of ADS if (a) the Merger shall not have been consummated by September 30, 2000; provided, however, that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (b) the approval of the stockholders of ADS and the Company required by
Section 6.1(a) shall not have been obtained at meetings duly convened therefor or at any adjournment thereof; provided, however, that neither party shall have the right to terminate this Agreement under this Section 7.2(b) if the other party has caused (directly or indirectly) or aided in the failure to obtain such approval; provided, however, that the Company shall not be deemed to have caused or aided in the failure to obtain such approval if the Company Board withdraws its recommendation to the Company's stockholders in accordance with Section 5.3 by accepting or recommending a Superior Proposal;
(c) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (i) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) compelling ADS, Merger Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of ADS and the Company, or sell or license any material product of ADS or the Company, and such order, decree, ruling or other action shall have become final and non-appealable; (d) the Average Closing Price as determined in accordance with
Section 1.4(f) hereof (for the purposes hereof, substituting the Meeting Date for the Closing Date) of ADS Common Stock is less than $6.00 per share or more than $24.00 per share; provided, that such termination shall be effective only if notice thereof is delivered by the terminating party to the other not later than 6:00 pm Eastern time on the Trading Day prior to the earlier to occur of the date for the Company Stockholder Meeting or the ADS Stockholder Meeting ("Meeting Date") or; (e) 5% or more of the issued and outstanding shares of Company Common Stock shall have duly demanded and perfected dissenters' rights of appraisal in accordance with Section 1.9 of this Agreement and Section 262 of the DGCL.

         7.3 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval by the stockholders of the Company or ADS, by action of the Company Board, if (a) there has been a breach by ADS or Merger Sub of any representation or warranty contained in this Agreement which would have an ADS Material Adverse Effect; or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of ADS, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to ADS.

         7.4 TERMINATION BY ADS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company or ADS, by action of the Board of Directors of ADS, if (a) the Company Board shall have recommended a Superior Proposal to the stockholders of the Company; (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have a Company Material Adverse Effect; or (c) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by ADS to the Company.

         7.5 EFFECT OF TERMINATION AND ABANDONMENT.

                  (a) If this Agreement is terminated by ADS pursuant to Section 7.4(a), then the Company shall pay to ADS no later than five (5) Trading Days after the Effective Date of such termination by wire transfer of same day funds a fee in an amount equal to $2,000,000 (the "Termination Expenses"). The parties acknowledge that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ADS would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts pursuant to this Section 7.5(a) when due, and, in order to obtain such payment, ADS commences a suit which results in a final, non-appealable judgment against the Company for the amounts set forth in this Section 7.5(a), the Company shall pay to ADS its costs and expenses (including attorneys' fees) incurred in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

                  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.5 and the provisions of Sections 5.6, 5.10, 5.15 and 5.16, which obligations shall survive the termination of this Agreement , and neither the Company nor ADS shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

         7.6 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that the agreements contained in Sections 1.4, 1.5, 1.6, 1.7, 1.9, 1.10, 5.10, 5.11, 5.13, 5.20, 5.21 and 5.22 and
Articles II and VIII and the agreements delivered pursuant to this Agreement shall survive the Merger.

         8.2 NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall be effective only if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Trading Days after its delivery by facsimile. All notices shall be addressed as follows:

If to ADS or Merger Sub:                 If to the Company:

Applied Digital Solutions, Inc.          Destron Fearing Corporation
400 Royal Palm Way, Suite 410            490 Villaume Avenue
Palm Beach, Florida 33480                South St. Paul, Minnesota
Fax: (561) 366-0002                      Fax: (651) 455-0413
Attn:    Richard J. Sullivan,            Attn:    Randolph K. Geissler
Chairman and Chief Executive Officer     President and Chief Executive Officer

With copies to:                          With copies to:

Akerman, Senterfitt & Eidson P.A.        Winthrop & Weinstine, P.A.
One S.E. 3rd Avenue                      3000 Dain Rauscher Plaza
Miami, Florida 33131                     60 South Sixth Street
Fax: (305) 374-5095                      Minneapolis, Minnesota 55402
Attn: Geoffrey Cheney, Esq.              Fax: (614) 347-0600
                                         Attn:  Richard Hoel, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         8.3 ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 2.3 and 5.13, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Disclosure Statement, the ADS Disclosure Statement, the Ancillary Documents, the ADS Ancillary Documents, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matters hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         8.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of each of the Company and ADS, but after any such


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



stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         8.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         8.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

         8.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders, and words denoting natural persons shall include corporations and partnerships and vice versa.

         8.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         8.11 INCORPORATION OF EXHIBITS. The Disclosure Statement, the ADS Disclosure Statement and any and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


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



         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                     APPLIED DIGITAL SOLUTIONS, INC.

                                     By:      /s/ RICHARD J. SULLIVAN
                                        -----------------------------------
                                     Richard J. Sullivan,
                                     Chairman and Chief Executive Officer

                                     DIGITAL ANGEL.NET INC.

                                     By:      /s/ RICHARD J. SULLIVAN
                                            ----------------------------------
                                     Richard J. Sullivan,
                                     Chairman

                                     DESTRON FEARING CORPORATION

                                     By:     /s/ RANDOLPH K. GEISSLER
                                            ----------------------------------
                                     Randolph K. Geissler,
                                     President and Chief Executive Officer

                [Signature Page of Agreement and Plan of Merger]


                                       57